Exhibit 99

FOR IMMEDIATE RELEASE

November 3rd, 2016

THE EASTERN COMPANY REPORTS THIRD QUARTER EARNINGS OF $0.38 PER SHARE

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the third quarter of 2016.  Sales for the quarter were $33.5 million, compared to $36.2 million for the same period in 2015. Net income for the third quarter was $2.4 million, or $0.38 per diluted share, compared to $2.5 million, or $0.41 per diluted share in the third quarter of 2015, a decrease of 5%.

Net sales for the first nine months of 2016 were $103.5 million, compared to $110.2 million for the same period in 2015. Net income for the first nine months of 2016 was $5.1 million, or $0.82 per diluted share, compared to $4.0 million, or $0.64 per diluted share during the same period in 2015, an increase of 29%.

Mr, Vlak added that “our businesses have executed well in the face of a significant and sustained downturn in the class 8 truck market and a secular decline in the mining industry by expanding into new markets and building a sustainable pipeline of new business opportunities for 2017 and beyond.  The elimination of one-time costs of $1.4 million net of tax, associated with the proxy contest in the first half of 2015, also contributed to an improvement for the first nine months of 2016 over the same period in 2015.

The Industrial Hardware segment sales were down 7% in the third quarter compared to the same period in 2015, primarily as a result of slow sales in our composite panels business. In the face of a decline in its core markets, our composite panels business has continued to build our sales and engineering capabilities in North Carolina to pursue additional opportunities in other transportation as well as architectural applications.”

Mr. Vlak continued that “In our Security Products segment, third quarter and first nine months of 2016 sales were 2% below and 1% above the same period last year, respectively. Income before taxes was up 30% and 70% compared to the third quarter and first nine months of 2015, respectively, as a result of strong performance in our supply chain and our ability to take advantage of favorable currency trends.  Mr. Vlak expanded that “In the second quarter, we invested in an upgrade of our capabilities at Argo Transdata, which is part of our Security Products segment. Argo delivered solid sales and income growth in the third quarter over the same period in 2015.”

Mr. Vlak also said that “Net sales in the Metal Products segment were 23% below the same period last year, consistent with performance in prior quarters, due to persistent pressure in the US coal industry. The segment generated $76 thousand in earnings in the third quarter.  This is the first quarter of positive earnings for the Metal Products segment this year.”

Mr. Vlak continued, “the Company generated $9.0 million of cash from its operations, in the first nine months of 2016, as a result of disciplined capital management. The improvement in cash flow in 2016 is primarily the result of increased earnings during the period and the impact from inventory reduction initiatives.  In addition, our decision to freeze our pension plan effective May 31, 2016 not only strengthens our balance sheet but also contributed $0.11 and $0.17 per diluted share in the third quarter and the nine-month period ending October 1, 2016.”

“The Company continues to make steady progress on three parts of its strategy, including optimizing its portfolio, strengthening execution in each of its businesses, and building its balance sheet,” said August Vlak, President and CEO. He stated that “our team has built a solid pipeline of M&A opportunities and we have been evaluating potential transactions that can improve returns and accelerate growth of our business”, Mr. Vlak concluded, “Our businesses are preparing plans for 2017 and beyond.  As part of our efforts to strengthen execution, we have asked our each of our businesses to identify multi-year growth opportunities – leveraging their presence with customers, finding new end-markets for our products, or identifying ways to re-invent our core offerings.  We are encouraged by the work that is being completed by our businesses and look forward to sharing our plans.”

The Eastern Company is a 158-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from 13 locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Safe Harbor for Forward-Looking Statements

Statements in this document about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
August Vlak or John L. Sullivan III, 203-729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		NINE Months Ended

	13 wks	13 wks	39 wks	39 wks
	Oct 1, 2016	Oct 3, 2015	Oct 1, 2016	Oct 3, 2015
Net Sales	$33,478,347	$ 36,239,500	$103,463,316	$110,154,039

Net Income After Tax	$ 2,400,064	$ 2,527,722	$ 5,135,974	$ 3,986,267

Net Income Per Share:
Basic	$ 0.38	$ 0.41	$ 0.82	$ 0.64
Diluted	$ 0.38	$ 0.41	$ 0.82	$ 0.64

Weighted average
shares outstandings:
Basic	6,254,287	6,245,099	6,250,185	6,244,534
Diluted	6,254,287	6,245,099	6,250,185	6,244,534